Exhibit 99.1

Press Release

Silver Star Capital Holdings Acquires Green Street Capital Partners, Publisher of Green Street Report

ORLANDO, FL – (December 11, 2008) – Silver Star Capital Holdings Inc (OTC: SSTA) today announced the completion of its acquisition of Green Street Capital Partners (“GSCP”), publisher of Green Street Report.

GSCP was formed to assist environmentally friendly companies through the use of Green Street Report, a quarterly print and online publication.  The mission of Green Street Report is to become the leading source of information for investors seeking to invest in companies with innovative green, eco-friendly, environmentally responsible polices, products and services. Each quarter Green Street Report will be mailed – via controlled circulation – to 25,000 – 50,000 active investors and investment counselors.

Under the terms of the transaction, GSCP members will receive 2 million shares of Silver Star Capital Holdings restricted common stock. Phil Robertson, will continue to serve as Manager and Editor-in-Chief of GSCP, which becomes a wholly owned subsidiary of Silver Star Capital Holdings. Additional information about GSCP can be found on the web at www.greenstreetreport.com

About Silver Star Capital Holdings, Inc:

Silver Star Capital Holdings, Inc. is an acquisition, holding and management services company. Our business strategy involves the consolidation of a diversified portfolio of companies engaged in eco-friendly and environmentally responsible businesses which demonstrate the opportunity for sustainable high-margin growth. We look for undervalued companies and take an active role in new subsidiaries to enhance their growth. Additional information about Silver Star Capital Holdings can be found on the Web at www.ssta1.com.

Safe Harbor Statement:

The statements contained in this document that are not statements of historical fact, including, but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including all statements concerning the Company's future expectations for the acquisition of GSCP, which include but not limited to statements regarding expected future financial performance of the Company and GSCP, including statements related to expected revenue and profits from or related to such acquisition, as well as statements related to any and all other potential benefits that the Company expects to result from the acquisition. All such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Contact:

Silver Star Capital Holdings, Inc.

Cliffe Bodden

(407) 522-7201, Ext. 111

crb@ssta1.com